UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 13, 2018

U.S. Bancorp

(Exact name of registrant as specified in its charter)

Delaware	1-6880	41-0255900
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

800 Nicollet Mall, Minneapolis, Minnesota	55402
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 651-466-3000

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01. Entry into a Material Definitive Agreement.

On February 15, 2018, U.S. Bancorp (the “Company”) announced that it has entered into a deferred prosecution agreement (the “DPA”) with the United States Attorney’s Office in Manhattan that resolves its investigation of the Company concerning a legacy banking relationship between U.S. Bank National Association (“U.S. Bank”) and payday lending businesses associated with former customer Scott Tucker and U.S. Bank’s legacy Bank Secrecy Act/anti-money laundering compliance program. Under the terms of the DPA, the Company settled all allegations with the United States Attorney’s Office for the sum of $528 million (which is being credited for the amount of the civil money penalty paid to the Office of the Comptroller of the Currency (the “OCC”), as described below, for a net payment to the U.S. Attorney’s Office of $453 million), and agreed to, among other things, continue its ongoing efforts to implement and maintain an adequate Bank Secrecy Act/anti-money-laundering compliance program and to provide related reports to the U.S. Attorney’s Office. The DPA defers prosecution for a period of two years, subject to the Company’s compliance with its terms. If the Company violates the DPA, its term could be extended up to an additional one year, or the Company could be subject to a prosecution or civil action based on the matters that are the subject of the DPA.

In addition, the Company and certain of its affiliates entered into related regulatory settlements with the OCC, the Financial Crimes Enforcement Network (“FinCEN”) and the Board of Governors of the Federal Reserve System (“Federal Reserve”). U.S. Bank consented to the issuance of a consent order and entered into a stipulation and consent to the issuance of an order for a civil money penalty with the OCC (together, the “OCC Consent Order and Stipulation”), and was assessed a civil money penalty of $75 million by the OCC, resulting from the OCC’s 2015 Consent Order and related review of the Company’s legacy Bank Secrecy Act/anti-money laundering compliance program. The OCC’s 2015 Consent Order remains open, and the Company continues to implement the compliance program enhancements and other actions required by the order. U.S. Bank also entered into a related stipulation and order of settlement and dismissal with FinCEN (the “FinCEN Stipulation”), which requires, among other things, an ongoing commitment to provide resources to its Bank Secrecy Act/anti-money laundering compliance program and related reporting to FinCEN and provides for payment of a civil money penalty of $185 million (which will be deemed satisfied if the Company pays the penalty required under the DPA and also pays $70 million to FinCEN). In addition, the Company and USB Americas Holding Company, a subsidiary of U.S. Bank, entered into an order to cease and desist and order of assessment of a civil money penalty with the Federal Reserve (the “Federal Reserve Order”) concerning deficiencies in the Company’s firm-wide Bank Secrecy Act/anti-money laundering compliance program and sanctions compliance program, which requires the payment of a civil money penalty of $15 million and, among other things, enhancements related to those programs.

The Company will pay a total of $613 million for the penalties described above. The Company has previously accrued amounts to cover each of these matters, which are reflected in the Company’s Consolidated Balance Sheet at December 31, 2017.

Copies of the DPA, OCC Consent Order and Stipulation, FinCEN Stipulation and Federal Reserve Order (collectively, the “Orders”) are filed with this Current Report on Form 8-K as Exhibit 10.1, Exhibit 10.2, Exhibit 10.3 and Exhibit 10.4, respectively, and each is incorporated herein by reference. The description of the Orders set forth in this Current Report on Form 8-K is qualified in its entirety by Exhibit 10.1, Exhibit 10.2, Exhibit 10.3 and Exhibit 10.4.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Deferred Prosecution Agreement, dated February 13, 2018, between U.S. Bancorp and the United States Attorney’s Office for the Southern District of New York.

10.2	Consent Order and Stipulation and Consent to the Issuance of an Order for a Civil Money Penalty, dated February 13, 2018, between U.S. Bank and the Office of the Comptroller of the Currency.

10.3	Stipulation and Order of Settlement and Dismissal, dated February 15, 2018, between U.S. Bank and the Financial Crimes Enforcement Network.

10.4	Order to Cease and Desist and Order of Assessment of a Civil Money Penalty Issued Upon Consent Pursuant to the Federal Deposit Insurance Act, Amended, dated February 14, 2018, among U.S. Bancorp, USB Americas Holding Company and the Board of Governors of the Federal Reserve System.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

U.S. BANCORP

By:	/s/ James L. Chosy
James L. Chosy Executive Vice President and General Counsel

Date: February 15, 2018